Contact:	W. Douglas Benn
Chief Financial Officer
(770) 399-9595

RARE HOSPITALITY 2.5% CONVERTIBLE NOTES
DUE 2026 BECOME CONVERTIBLE

ATLANTA – (Oct. 2, 2007) – RARE Hospitality International, Inc. announced on October 1, 2007, that, as a result of the successful completion of the tender offer by a wholly owned subsidiary of Darden Restaurants, Inc. to acquire all outstanding shares of common stock of RARE, at a price of $38.15 per share in cash and the acceptance for payment of RARE shares that were validly tendered and not withdrawn, a “fundamental change”, as such term is defined in the Indenture relating to RARE’s 2.50% Convertible Senior Notes due 2026 (the “Notes”), took place and certain amendments to the Indenture and the Registration Rights Agreement with respect to the Notes became effective, which were the result of a successful consent solicitation.

     As a consequence of the occurrence of this “fundamental change”, the Notes can now be freely converted, at the option of the holders, from October 1, 2007 up to 30 business days thereafter.

     Holders who convert their Notes during such period shall receive for each $1,000 aggregate principal amount of Notes converted the conversion value of $1,078.38 plus accrued but unpaid interest. Each converting holder who validly delivered (and did not withdraw) consents pursuant to RARE’s recent consent solicitation with respect to the Notes will also receive a consent fee as described in the consent solicitation.

     This announcement is not an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of consents with respect to, any Notes. The consent solicitation was made solely pursuant to the Consent Solicitation and related Consent Form.

     RARE Hospitality International, Inc., headquartered in Atlanta, GA, currently owns, operates and franchises 323 restaurants, including 292 LongHorn Steakhouse restaurants and 29 The Capital Grille restaurants.

- END -